Exhibit 10.7
COMMERCIAL PROPERTY MANAGEMENT AND
LEASING AGREEMENT
     THIS COMMERCIAL PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is dated as of March 30, 2006, and is entered into by and between 5433 WESTHEIMER, LP, a Texas limited partnership (“Owner”), and SONGY PARTNERS LIMITED, a Florida limited partnership (“Manager” or “Leasing Agent”).
BACKGROUND
     A. Owner owns that certain real estate project improved with buildings and common areas commonly known as the office building located at 5433 Westheimer Road, Houston, Harris County, Texas which is more particularly described on Exhibit “A” attached hereto and incorporated herein (the “Property”).
     B.  The primary use of the Property as of this date is for general office use (the “Existing Use”).
     C. Owner may redevelop and/or remodel the Property in the future to provide for an alternate use or additional uses other than the Existing Use of the Property (“Future Redevelopment”).
     D. Owner desires to engage Manager as its exclusive agent to lease, manage and operate the Property with respect to the Existing Use, and Manager desires to accept such engagement upon the terms set forth herein.
STATEMENT OF AGREEMENT
     In consideration of the foregoing recitals and the mutual promises and covenants contained herein, Owner and Manager agree as follows:
ARTICLE I
EXCLUSIVE AGENCY
     1.1 Appointment. With respect to the Existing Use only, Owner hereby appoints Manager as the sole and exclusive leasing agent, rental agent and manager of the Property and Manager hereby accepts such appointment, upon the terms, covenants and conditions set forth herein.
ARTICLE II
TERM OF AGREEMENT
     2.1 Initial Term: Option to Renew. Except as provided in Section 2.3 below, the term of this Agreement shall commence on the date hereof, and shall continue for a period of one (1) year, automatically renewable for additional periods of one (1) year each. Each such renewal of this Agreement shall be automatic unless either party provides written notice to the other of its election to terminate this Agreement not less than sixty (60) days prior to the expiration of the initial term or succeeding option term, as applicable.

     2.2 Force Majeure; Cure Rights.
           (a) The obligations of Owner and of Manager under this Agreement (except the obligation of Owner to provide funds to Manager for the timely payment of fees and expenses of Manager and expenses of the Property to be paid by Manager on behalf of Owner pursuant to this Agreement) shall be excused for that period of time that Owner or Manager, as applicable, cannot fulfill such obligations by reason of delays beyond its control, including without limitation acts of God, inclement weather, war, insurrection, labor strikes, inability to obtain necessary materials or supplies, inability to obtain necessary permits, licenses or approvals, or any other event commonly included within the definition of force majeure.
     2.3 Termination of Agreement. This Agreement may be terminated prior to the expiration of the initial term or of any renewal term, as applicable, by either party hereto providing sixty (60) days’ prior written notice to the other party of such termination; provided that termination shall not relieve either Owner nor Manager from liabilities or claims accruing and arising up to and including the date of termination, including, without limitation, Owner’s obligation to Manager for compensation and reimbursement for expenses applicable to such period and Owner’s liability to Manager for commissions that survive termination.
     2.4 Obligations Upon Termination. Within thirty (30) days of the expiration or termination date of this Agreement, Leasing Agent shall furnish to Owner in writing a list of prospects, if any, with whom Leasing Agent has been “holding negotiations” for lease of space in the Property or for any Lease Extension or Renewal as defined in Section 5.3(c) or Lease Expansion as defined in Section 5.3(e). For the purposes of this Paragraph, Leasing Agent shall be deemed to have been holding negotiations, and no further evidence need be submitted to Owner, if either (i)(A) Leasing Agent has been in contact with such prospective tenant at any time within the sixty (60) days preceding the termination or expiration of this Agreement, and (B) Leasing Agent has shown, or caused to be shown, to said prospective tenant the Property or a model of the Property, or (ii) Leasing Agent has submitted a written leasing proposal to such party relating to occupancy of the Property or to any Lease Extension or Lease Expansion. If, within three (3) months after the expiration or termination of this Agreement, whichever is applicable, any space at the Property is leased to any one of the parties with which Leasing Agent was holding negotiations, or any Lease Extension or Lease Expansion is entered into with any of such parties, Leasing Agent shall be considered the procuring broker hereunder for such space and shall be entitled to receive from Owner a commission in accordance with Article V below as if such transaction occurred prior to such termination or expiration date, as applicable. If Leasing Agent shall fail to furnish such a written list, Owner shall not be liable for any commission with respect to any space at the Property leased after the expiration or termination of this Agreement. Further, if for any reason other than intentional suspension of negotiations to avoid payment of a commission hereunder, no agreement has been reached respecting space in the Property or any Lease Extension or Renewal or Lease Expansion, with any such tenant within said three (3) month period, Owner shall not be liable for any commission hereunder for such tenant. The provisions of this Section 2.4 shall survive the termination or expiration of this Agreement.

ARTICLE III
BUDGETS AND ACCOUNTING
     3.1 Preparation of Budget. Manager shall prepare and submit to Owner a proposed budget in a form approved by Owner for the promotion, leasing, operation, repair and maintenance of the Property for the forthcoming fiscal year. Each proposed budget for the forthcoming fiscal year shall be delivered to Owner at least 90 days prior to the expiration of the then current fiscal year, provided Owner has provided Manager with the information necessary to complete the budget. Owner will consider each proposed budget and will consult with Manager in the period prior to the commencement of the forthcoming fiscal year in order to agree upon an “Approved Budget.”
     3.2 Accounting. Manager shall use diligence and employ reasonable efforts to assure that the actual costs of managing, maintaining and operating the Property do not exceed the Approved Budget. During the fiscal year Manager shall inform Owner of any material increases in costs and expenses that were not reflected in the Approved Budget and shall secure Owner’s prior approval for any expenditure that will result in an increase of whichever of the following is greater: in excess of five percent (5%) of the annual budgeted amount in any one accounting category of the Approved Budget or $5,000.00.
     3.3 Books and Records. Manager shall maintain reasonably adequate books and records for the Property with sufficient supporting documentation to ensure that all entries in the books and records are materially accurate and substantially complete. Such books and records shall be maintained by Manager at its address stated herein or such other address of which Manager notifies Owner in writing. Manager shall use its reasonably diligent efforts to exercise such control over accounting and financial transactions so as to protect Owner’s assets from theft or fraudulent activity on the part of Manager’s employees, provided that Manager shall not be responsible or in any way liable for the protection of Owner’s assets from theft or fraudulent activity on the part of Owner, or its associates, agents, representatives and employees.
     3.4 Reports to Owner. Manager shall, by the 20th calendar day of each month, or if such day is not a regular business day, on the next succeeding business day, furnish to Owner an accounting of receipts and disbursements for the immediately preceding month. Such accounting shall contain: (i) a rent roll showing, by tenant, security deposits, cash collected and prepaid or accrued rents and stacking plan; (ii) a cash disbursements journal, together with such other information, including supporting invoices and vouchers, as Owner may reasonably request; (iii) a reconciliation of advanced operating funds; (iv) a reconciliation of cash receipts to deposits; (v) a reconciliation of security deposits accounts; (vi) a computation of management fee; (vii) a report of aging accounts payable and accounts receivable; (viii) a detail of actual capital expenditures vs. budgeted capital expenditures for the current period and year-to-date, and a narrative discussing major variances between actual and budget performance; and (ix) any other matters pertaining to the management, operation and maintenance of the Property during the month. The accounting shall also include a comparison of monthly and year-to-date actual income and expense with the Approved Budget for the Property. In addition, if such funds are not in Owner’s account, Manager shall remit to Owner all unexpended funds, after deducting the management fees and reimbursements due to Manager and a reserve for contingencies in the amount set forth in the Approved Budget or as may be otherwise agreed to from time to time by Owner and Manager, along with such accounting.
     3.5 Financial Information. Manager shall maintain, and supply to Owner upon written request, copies of:
          (a) all bank statements, bank deposit slips and bank reconciliations;
          (b) detailed cash receipts and disbursement records;
          (c) paid invoices; and
          (d) summaries of adjusting journal entries.
     3.6 Method of Accounting. All financial statements and reports required hereunder will be prepared on a cash basis.
ARTICLE IV
MANAGEMENT OF PROJECT
     4.1 General Duties and Responsibilities. Manager shall manage, operate and maintain the Property in accordance with the general standards set forth in this Article IV. Without limiting the generality of the foregoing, Manager’s functions hereunder shall include the following:
          (a) Manager shall coordinate, supervise and direct the management and physical operation of the Property, including but not limited to, building cleaning, security, maintenance and general building repairs and maintenance, all to be directed by a full-time on site “General Manager” (the initial General Manager being Pamela Andino).
          In no event shall Manager have the right to change the management team without the Owner’s prior written consent, such consent not to be unreasonably withheld; provided, however, that the Owner shall have the right, at any time and from time to time, to require Manager to remove any one or more persons from the Property in the Owner’s reasonable discretion.
          (b) Manager shall use reasonably diligent efforts to collect all rents and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Property or any portion thereof. All funds received by Manager for or on behalf of Owner (less any sums properly deducted by Manager pursuant to any of the provisions of this Agreement) shall be deposited in a bank selected by Owner and Manager in a special account maintained by Manager in the name of and at the expense of Owner for the deposit of funds of Owner.
          (c) Manager shall, in the name of and at the expense of Owner, make or cause to be made such ordinary repairs and alterations as Manager may deem advisable or necessary to the improvements on the Property, subject to and within the limitations of the Approved Budget; provided, however, that Manager shall not perform any activities for which any governing association of the Property (an “Association”) is responsible as set forth in any declaration of covenants, conditions and restrictions for the Property; and provided further that Manager shall not expend more than Ten Thousand Dollars ($ 10,000) for any one item of repair or alteration without Owner’s prior written approval, except for monthly reoccurring maintenance expenses and emergency repairs if (i) in the reasonable opinion of Manager, such repairs are necessary to protect the Property from further damage or to maintain services to tenants as called for in such tenants’ leases, and (ii) Owner is immediately notified of such emergency repairs. The authority provided to Manager in this paragraph shall not extend to capital improvements or the associated tenant finish, refurbishing and rehabilitation or remodeling areas covered by new leases. The latter expenditures are subject to Owner’s prior approval which shall be given at the time of the execution of new leases and in accordance with the provisions of this Agreement. Manager shall promptly inform Owner of material increases in repair and maintenance costs not reflected in the Approved Budget.
          (d) Manager shall, in the name of and at the expense of Owner, contract for those utilities and other building operation and maintenance services and parking facility management services that Manager shall deem advisable; provided that no service contract shall be for a term not cancelable upon thirty (30) days advance notice without prior written approval of Owner and the cost of all such services shall be included in the Approved Budget or otherwise approved in writing in advance by Owner. All such contracts shall be competitively bid as reasonably directed by Owner. Manager shall, at Owner’s expense, purchase and keep the Property furnished with all reasonably necessary supplies.
          (e) Subject to the provisions of Section 7.3 below, Manager shall pay at the expense of Owner, from the account or accounts provided for in Section 7.1 below or from funds otherwise provided by Owner, expenses of the Property, including without limitation real and personal property taxes, payments due under service contracts, utilities, materials and supplies necessary for the operation of the Property, and such other expenses as may be incurred in connection with the operation and management of the Property in the ordinary course of business or as set forth under this Agreement.
          (f) Manager shall notify Owner promptly in writing of all significant occurrences and circumstances affecting the Property of which Manager has actual knowledge. In addition, Manager shall promptly investigate and make a full written report as to all accidents or claims for damage relating to the ownership, operation and maintenance of the Property, which reports shall include any such damage or destruction to the Property and the estimated cost of repair, and shall cooperate with and make any and all reports required by an insurance company in connection therewith to the extent Manager has the requisite information to complete such reports.
          (g) Manager shall prepare and deliver to Owner an annual inventory of the personal property (including, without limitation, office equipment and motor vehicles) owned or leased in connection with the Property; provided, however, that such inventory shall exclude office supplies and other expendable items. Said inventory shall be submitted to Owner on or before February 1 of each calendar year or on such other date each year as Owner may specify. Promptly following the date upon which any item of such personal property is acquired, replaced or disposed of, Manager shall notify Owner in writing of such change in said inventory. Manager shall work with the accountants of the Owner with respect to the preparation of the foregoing.

          (h) Promptly upon receipt thereof, Manager shall submit to Owner a copy of all notices or statements received with respect to bank accounts and insurance policies relating to the Property or received from any governmental agency or any tenant of the Property, together with any other notices or statements received by Manager which threaten or are reasonably expected to have a material effect upon the Property or Owner; provided, however, that such items submitted shall exclude copies of information bulletins, questionnaires and similar materials of general distribution unless reasonably expected to have a material effect upon the Property or Owner.
          (i) Monthly, Manager shall walk through the Property and notify Owner of the need for repairs and maintenance to the Property that come to the attention of Manager.
     4.2 Limitation of Authority. Notwithstanding any provision in this Agreement to the contrary, Manager shall not without the prior approval of Owner:
          (a) convey or otherwise transfer or pledge or encumber the Property or any other property or asset of Owner;
          (b) institute or defend lawsuits except as otherwise provided herein or other legal proceedings on behalf of Owner;
          (c) pledge the credit of Owner (except for purchases made in the ordinary course of operating the Property or as otherwise contemplated pursuant to this Agreement); or
          (d) borrow money or execute any promissory note or deed of trust, security agreement, guaranty or other encumbrance in the name of or on behalf of Owner.
ARTICLE V
LEASING OF PROPERTY
     5.1 Standard of Care; Brokerage License. Leasing Agent, as exclusive leasing agent for Owner, shall market and lease tenant space in the Property for and on behalf of Owner, diligently and in good faith, and in accordance with sound, reasonable and prudent leasing practices.
5.2 Leasing.
          (a) Leasing Agent shall be responsible for coordinating the leasing activities of the Property and shall use its reasonable, good faith efforts to obtain tenants for all unleased space and to renew existing leases. Leasing Agent shall develop and submit to Owner a marketing plan for approval by Owner, including a strategy for tenant solicitation, advertising and development and maintenance of good relations with the brokerage community in the applicable metropolitan area. Leasing Agent shall market tenant space within the Property in accordance with the marketing plan approved by Owner, it being understood and agreed that all expenses incurred by Leasing Agent in the marketing, promoting and leasing of the Property shall be subject to the limitations set forth in the Approved Budget and that any costs and expenses incurred by Leasing Agent in performing its duties hereunder not specifically set forth in the Approved Budget (including salaries, wages and office expenses) shall be borne solely by

Leasing Agent, except as otherwise expressly set forth in this Agreement. Without limitation of the foregoing, Leasing Agent shall perform the following services for and on behalf of Owner:
     (i) Leasing Agent shall direct, supervise and coordinate the leasing of the Property, shall list the Property for leasing purposes with its salesmen and third-party licensed real estate brokers (hereinafter referred to as “Co-Brokers”), shall negotiate and, to the extent possible and expedient, prepare all tenant leases on the standard form of lease provided by Owner to Leasing Agent under and at the direction of Owner’s counsel. Owner may change the standard form of lease from time to time upon reasonable prior written notice to Leasing Agent along with a copy of the new standard form of lease. Leasing Agent shall make submittals to Owner concerning the economics of prospective leases and concerning the creditworthiness and other relevant information with respect to prospective tenants on Owner’s standard form. Leasing Agent shall submit all proposed leases to Owner for approval and for execution by Owner. Leasing Agent shall follow the written leasing guidelines and parameters delivered to Leasing Agent by Owner in leasing the Property. Owner shall have the right from time to time, and in its sole discretion, to modify said leasing guidelines. Such modification shall only be effective and binding upon Leasing Agent upon delivery thereof to Leasing Agent;
     (ii) Leasing Agent shall assist tenants in coordinating the preparation of plans for the improvement of tenant space and for taking occupancy of the Property; and
     (iii) Leasing Agent shall cooperate with, and shall affirmatively solicit the participation of Co-Brokers in promoting the leasing of tenant space within the Property;
          (b) Leasing Agent shall furnish detailed market reports and market surveys for Owner on a quarterly or as requested basis, containing such information relating to the applicable metropolitan area as Leasing Agent deems appropriate, including, but not limited to: (i) a report on current prospects to lease space in the building (the “Building”) located on the Property; and (ii) copies of floor plans of each floor of the Building showing all leased and unleased space. Leasing Agent shall submit to Owner any other special information or reports as are reasonably required from time to time by Owner, including, without limitation, completed lease abstracts with respect to leases in effect regarding the Property.
          (c) Leasing Agent shall furnish to Owner, on an annual basis, simultaneously with submitting the proposed budget to Owner: (i) recommendations concerning marketing efforts relating to the Property, including recommendations on public relations and advertising for the Property; and (ii) recommendations on capital improvements or operating changes that could be made to improve the marketability of the Property.
          (d) Notwithstanding anything to the contrary contained herein, Owner, in Owner’s sole and absolute discretion, may reject any lease for space in the Building proposed by Leasing Agent or any cooperating broker, for any reason or for no reason. If, for any reason whatsoever, any lease submitted and/or obtained by Leasing Agent or any cooperating broker is not executed and delivered by Owner, no commission or any other fee shall be due to, payable to or earned by Leasing Agent or the cooperating broker unless otherwise agreed to in writing by Owner.

     5.3 Leasing Commissions. As compensation for the negotiation and consummation of tenant leases executed by Owner during the term of this Agreement covering portions of the Property (hereinafter referred to collectively as “Leases” and individually as a “Lease”), and as compensation for the performance of marketing services by Leasing Agent, Owner shall pay to Leasing Agent a leasing commission as follows:
          (a) Lease; Co-Broker Not Involved. As compensation for Leasing Agent’s services as exclusive agent with respect to any Lease in which a Co-Broker is not involved, Owner agrees to pay Leasing Agent the lease commission set forth in Paragraph 1 of Exhibit C attached hereto and made a part hereof.
          (b) Lease; Co-Broker Involved. As compensation for Leasing Agent’s services as exclusive agent with respect to any Lease in which a Co-Broker is involved, Owner agrees to pay Leasing Agent the lease commission set forth in Paragraph 2 of Exhibit C attached hereto.
          (c) Lease Extensions; Co-Broker Not Involved. In the event that during the term of this Agreement and pursuant to executed documentation (1) any tenant lease is renewed because an option to renew pursuant to any tenant lease is exercised; (2) the term of any tenant lease is extended; or (3) a new Lease is entered into between Owner and the tenant in question covering the premises occupied by such tenant, or any part thereof (any of such events as described in (1), (2) or (3) immediately above being herein referred to as a “Lease Extension” or “Renewal”), and provided no Co-Broker is involved in the Lease Extension, Owner agrees to pay Leasing Agent the amount set forth in Paragraph 3 of Exhibit C attached hereto.
          (d) Lease Extensions; Co-Broker Involved. As compensation for Leasing Agent’s services as exclusive agent with respect to any Lease Extension in which a Co-Broker is involved, Owner agrees to pay to Leasing Agent the leasing commission set forth in Paragraph 4 of Exhibit C attached hereto.
          (e) Lease Expansions; Co-Broker Not Involved. In the event that during the term of this Agreement and pursuant to executed documentation (1) a right to expand pursuant to any tenant lease is exercised, or (2) a new Lease is entered into between Owner and any tenant covering any other premises (other than the premises then being occupied by such tenant) as an expansion of or as a substitute for the premises occupied by such tenant within the Property or any part thereof (the “Expansion Premises”) (any of the events described in (1) or (2) immediately above being herein referred to as a “Lease Expansion”), and provided no Co-Broker is involved in such Lease Expansion, then Owner, with respect to any such Lease Expansion, agrees to pay to Leasing Agent the Lease commission set forth in Paragraph 5 of Exhibit C attached hereto.
          (f) Lease Expansions; Co-Broker Involved. As compensation for Leasing Agent’s services as exclusive agent with respect to any Lease Expansion in which a Co-Broker is involved, Owner agrees to pay to Leasing Agent the lease commission set forth in Paragraph 6 of Exhibit C attached hereto.

ARTICLE VI
METHODS OF OPERATION
     6.1 Contracts. All service contracts, and (to the extent they are within the scope of Manager’s duties under this Agreement) all contracts for capital improvements and all contracts for the improvement, refurbishing or remodeling of tenant spaces (“Contracts”) which (a) cover expenditures included within the Approved Budget, are required by any approved lease or are otherwise approved in advance by Owner, and (b) meet the criteria set forth hereunder for such Contracts or are approved in advance by Owner or otherwise meet criteria established by Owner for such Contracts, shall be executed by Manager in the name of, and as agent for Owner. Upon written request of Owner, any and all such Contracts shall be subject to Owner’s prior approval. At Manager’s sole option and election, any or all Contracts shall be executed by Owner. All Contracts shall be with such contractors and service providers as Manager may select and Owner shall approve from time to time. Upon any termination of this Agreement, to the extent necessary, Manager shall assign all Contracts executed by Manager to Owner. Owner will provide Manager with any additional documentation reasonably necessary to establish Manager’s authority to act as required hereunder. Upon termination of this Agreement, Owner agrees to specifically assume Contracts that are in the name of Manager provided that such Contracts were approved by Owner or otherwise entered into in accordance with the terms of this Agreement.
     6.2 Compliance with Laws. Subject to the other provisions of this Agreement, at Owner’s expense, Manager shall use reasonable efforts to cause the Property to comply with federal, state and municipal laws, all known ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Property and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Manager shall use reasonable efforts to remedy the violation of any such law, ordinance, rule, regulation or order of which it has actual knowledge and which violation occurs after the date hereof, at Owner’s expense. Expenses incurred in so complying and in correcting any such violation shall be included in the Approved Budget or otherwise approved in advance by Owner. At Owner’s expense, Manager shall use its reasonably diligent efforts to comply with all terms and conditions contained in any ground lease, mortgage, deed of trust or other security instruments affecting the Property of which Manager has actual knowledge and for remedying any breach thereof. Notwithstanding the foregoing, however, Manager’s responsibilities under this Section shall not extend to matters as to which the expenditure of Owner’s funds is required but disapproved by Owner or such funds are not made available by Owner.
     6.3 Licenses and Permits. Manager shall apply for and obtain and maintain in the name and at the expense of Owner all licenses and permits required of Owner or Manager in connection with the management and operation of the Property. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Manager in applying for, obtaining and maintaining such licenses and permits.
     6.4 Hazardous Materials. Owner acknowledges and understands that Manager is not qualified to evaluate the presence or absence of hazardous or toxic substances, waste, materials, electromagnetic field, radon, or radioactive materials upon, within, above, or beneath the Property; compliance with environmental, hazardous or solid materials or waste laws, rules and regulations; or the clean-up or remediation of hazardous materials spills or contamination. Accordingly, notwithstanding the provisions of Section 6.2 above, Manager’s obligations to Owner with respect to the presence of hazardous or toxic substances, waste (including solid waste) gas, liquid or materials; electromagnetic field and radon; lead; asbestos; or radioactive materials upon, within, above, or beneath the Property (hereinafter collectively “Hazardous Materials”), and/or with the compliance and enforcement of federal, state, and local laws, rules, regulations, directives, ordinances, and requirements relating to Hazardous Materials (hereinafter collectively “Hazardous Materials Laws”) shall be subject to, conditioned upon, and limited by the following:
          (a) Owner shall, at Owner’s sole discretion and expense, obtain from an independent environmental consultant retained by Owner, and reasonably acceptable to Manager, an environmental assessment report on the Property, and shall have such assessment report periodically updated by such environmental consultant based upon the consultant’s inspections of the Property, including tenant spaces and tenants’ proposed and actual uses of such spaces. The environmental assessment report and all updates thereto shall be delivered to Owner and Manager, and shall include evaluations by the consultant as to whether the Property or any tenant’s space is in violation of any Hazardous Materials Laws or whether the Property or any tenant’s space is one in which a specific disclosure regarding Hazardous Materials must be made.
          (b) In no event will Manager make an independent determination as to the presence or absence of Hazardous Materials, or whether the Property or any particular tenant space is in violation or compliance with any Hazardous Materials Laws. Manager’s sole responsibility shall be to act, at the direction of Owner’s environmental consultant, if any, and Owner, to (i) undertake, on Owner’s behalf and at Owner’s expense, necessary actions for Owner to comply with Hazardous Materials Laws in accordance with the environmental recommendations contained in the environmental assessment report, and/or (ii) seek, on Owner’s behalf and at Owner’s expense, to enforce a tenant’s compliance with any Hazardous Materials Laws in accordance with the environmental consultant’s recommendations contained in the environmental assessment report.
          (c) After any action on behalf of Owner has been taken by Manager in accordance with the recommendations contained in any environmental assessment report, if any, and the directions of Owner’s environmental consultant and Owner, Owner’s environmental consultant shall re-inspect to ensure that there has been full compliance with all Hazardous Materials Laws. Manager shall not, and shall have no obligation to, determine whether or not Owner, any tenants, the Property, or any portion thereof is in compliance with Hazardous Materials Laws.
          (d) Manager shall have absolutely no responsibility or obligation with respect to the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Property not caused by Manager or existing prior to the date of this Agreement and the entire responsibility for such clean-up, abatement, or remediation shall lie with Owner and Owner’s environmental consultant. Owner agrees that, with respect to any abatement, clean-up or remedial action, Owner shall employ a qualified and licensed environmental clean-up company to undertake such clean-up and remediation, and Owner’s environmental consultant shall oversee the entire abatement, clean-up and remediation process and the obtaining of any required governmental approvals.
          (e) The indemnities in Section 6.4(d) shall be immediately vested and shall survive the expiration or termination of this Agreement. Manager shall use reasonably diligent efforts to comply with any written operations and management plan for the Property for the remediation of asbestos (the “O&M.Plan”) of which Manager has notice and shall use reasonably diligent efforts to monitor and ensure that all tenants are complying with the O&M Plan.
     6.5 Employees. Manager shall have in its employ or under separate contract at all times a sufficient number of capable employees enabling it to properly, adequately, safely and economically manage, operate and maintain the Property. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees, as well as union negotiations and compliance with laws and regulations dealing with employee matters, are the responsibility of Manager, which is in all respects the employer of such employees. All employees of Manager who handle or are responsible for Owner’s funds shall, if requested in writing by Owner, be covered by a fidelity bond. The amount of such bond shall be reasonably determined by Owner and the premium therefore shall be a cost of Owner.
     6.6 Legal Counsel. Manager shall, at Owner’s request and expense, engage counsel and cause legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with provisions of tenant leases, or to dispossess tenants. Manager shall use legal counsel approved by Owner to assist as necessary in lease and/or contract preparation and negotiation, to provide legal advice in connection with management issues at the Property, and to institute legal proceedings. All compromises, settlements, or legal proceedings shall be subject to the prior approval of Owner. Attorneys’ fees and costs incurred in any of the foregoing shall be expenses of the Property. Owner and Manager shall agree upon a reasonable projection for the attorney’s fees and costs in the Approved Budget.
ARTICLE VII
FINANCIAL MATTERS
     7.1 Bank Accounts. Manager shall establish an operating account or accounts for the Property in the name and at the expense of Owner at such bank(s), under such designation(s) and with such authorized signatures of Manager as Manager and Owner may mutually agree upon from time to time and all funds collected from the operation of the Property (the “Property Funds”) shall be deposited in the account(s) so established and all expenses of the Property shall be disbursed from such account(s). Manager shall not commingle its own funds or funds of any other property with Property Funds. If required by law or by Owner, a separate account for tenant security deposits shall be established in the same manner as provided in the preceding sentence and shall be maintained as required by law or Owner. Owner will provide whatever signing authority is necessary for Manager to fulfill its obligations under this Agreement.
     7.2 Audits. Owner reserves the right upon five (5) days prior written notice, to audit all books and records maintained by Manager solely with respect to the Property. All audits shall be at Owner’s cost and expense, shall be conducted during normal business hours and shall be conducted at the Property. Any audit may be conducted by Owner’s employees or by independent persons engaged by Owner and Manager shall, at no cost to Manager, reasonably cooperate with Owner during any such audit. Any discrepancies noted in any audit shall be promptly corrected.
     7.3 Payments of Expenses. If gross income from the Property is not sufficient to pay bills and charges incurred, available funds shall be applied first to bills and charges of third parties and second to fees and expenses of Manager to be charged to Owner pursuant to this Agreement. After exhausting available funds, Manager shall submit to Owner a statement of remaining unpaid bills and Owner shall promptly provide sufficient funds to pay such bills.
ARTICLE VIII
INSURANCE AND INDEMNIFICATION
     8.1 Indemnity and Subrogation.
          (a) Subject to Section 8.1(e), Owner shall indemnify, defend and hold harmless Manager and its affiliates and each of their respective officers, directors, employees, stockholders, partners, agents, lenders, representatives, and contractors, and each of their respective successors and assigns, from and against any and all liabilities, obligations, claims, losses, causes of action, suits, proceedings, awards, judgments, settlements, demands, damages, costs, expenses, fines, penalties, deficiencies, taxes and fees, (including without limitation the fees, expenses, disbursements and investigation costs of attorneys and consultants) arising directly or indirectly out of or resulting in any way from or in connection with the Property, the management of the Property by Manager, or the performance or exercise by Manager of the duties, obligations, powers, or authorities herein, or hereafter granted to Manager, except for those actions and omissions of Manager in relation to which Manager agrees to indemnify Owner pursuant to Section 8.1(b).
          (b) Subject to Section 8.1(e), Manager agrees to indemnify and hold Owner and its affiliates and each of their respective employees, officers, directors, and agents harmless from and against any and all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claim for damages, in any way arising out of (i) any acts or omissions of Manager, its agents or employees which have been held to be grossly negligent or which were the result of willful misconduct; (ii) any failure of Manager to promptly perform in any material respect any of its obligations under this Agreement, provided such failure was not caused by Owner or by events beyond the reasonable control of Manager, and Owner has furnished to Manager sufficient funds to perform such obligations; or (iii) any acts of Manager beyond the scope of Manager’s authority hereunder.
          (c) “Indemnified Party” and “Indemnitor” shall mean Manager and Owner, respectively, as to Section 8.1 (a) and shall mean Owner and Manager, respectively, as to Section 8.1(b). If any action or proceeding is brought against the Indemnified Party with respect to which indemnity may be sought under this Section 8.1, the Indemnitor, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel and payment of all reasonable expenses. The Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the Indemnitor shall not be required to pay the reasonable fees and expenses of such separate counsel, unless such separate counsel is employed with the written approval and consent of the Indemnitor.
          (d) The indemnities in this Section 8.1 shall survive the expiration or termination of this Agreement.
          (e) Anything in this Agreement to the contrary notwithstanding, Owner and Manager hereby waive and release each other of, and from, any and all right of recovery, claim, action, or cause of action against each other, their agents, officers, and employees, for any loss or damage that may occur to the Property, improvements to the Property, or personal property within the Property, by reason of fire or the elements, or other casualty, regardless of cause or origin, including negligence of Owner or Manager and their agents, officers, and employees, to the extent the same is insured against under insurance policies carried by Owner or Manager (or required to be carried by Manager hereunder); however, Owner’s waiver shall not include any deductible amounts on insurance policies carried by Owner, nor extend to acts of the type described in clauses (i), (ii) or (iii) of Section 8.1(b). Owner and Manager agree to obtain a waiver of subrogation from the respective insurance companies which have issued policies of insurance covering all risk of direct physical loss and to have the insurance policies endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers.
          (f) For the purposes of Section 8.1 term “Owner” shall be construed as meaning Owner and its respective affiliates, directors, officers, employees, agents, and representatives and the term “Manager” shall be construed as meaning Manager and its affiliates, directors, officers, employees, agents, and representatives.
8.2 Property Insurance.
          (a) Owner shall, at its sole expense, maintain in full force and effect during the term of this Agreement “Special Form Causes of Loss” or “All Risk” property damage insurance, including builder’s risk insurance where applicable, to cover physical loss or damage to the Property from fire and extended coverage perils, including but not limited to vandalism and malicious mischief; and comprehensive general liability insurance, on an occurrence (and not claims — made) form, in an amount not less than $1,000,000 each occurrence with respect to the Property and covering third-party personal injury, property damage, and bodily injury (including death). Owner shall furnish Manager certificates of insurance evidencing that such insurance is in force as of the date of this Agreement or such date as services are performed by Manager, whichever is earlier. All such insurance shall be placed with insurers authorized to do business in the state where the property is located; be written on a non-surplus lines basis; have a rating of A-VIII or better as reported by Best’s Property & Casualty Reports Key Rating Guide for the most current reporting period; and contain waivers of subrogation as to Manager, its employees, insurers, shareholders and authorized agents. All such insurance shall include, by endorsement only, Manager as an additional insured thereunder. Such insurance shall in all respects be the primary insurance for claims arising at or on the Property and any policy of Manager shall be non-contributing in all respects. Subject to Section 8.1(e), the satisfaction of all deductibles or self-insured retentions shall be the responsibility of Owner for all claims arising at the property. To the extent that Owner or the Property has insurance covering any actual or potential environmental liability at the property, Owner shall undertake to have Manager added as an additional insured to such policy(ies).
          (b) Manager shall use its reasonably diligent efforts at all times to comply with all warranties, terms, and conditions of Owner’s insurance. Manager shall notify Owner within forty-eight (48) hours after Manager receives actual notice of any loss, damage, or injury, which in Manager’s opinion may result in a claim under such insurance and shall not take any action which knowingly might prejudice Owner in its defense to any claim based on such loss, damage, or injury.
          (c) During the term of this Agreement, Manager shall maintain the following insurance for its business operations:

INSURANCE	LIMITS
Workers’ Compensation And Employers’ Liability:	Coverage A:
Limits required by statute in the state where the property is located and where any operations relating to this agreement are performed.
Coverage B:
$500,000 Bodily Injury by Accident (Each Accident) $500,000 Bodily Injury by Disease (Policy Limit) $500,000 Bodily Injury by Disease (Each Employee)

Commercial or Comprehensive General Liability Insurance:	$1,000,000 per occurrence/ $2,000,000 aggregate

Automobile (Single Limit Bodily Injury and Property Damage):	$1,000,000 Any Auto/Accident (hired/owned and non-owned)
Upon written request, Manager shall furnish Owner, at the time of execution of this Agreement, certificates of insurance evidencing the insurance coverage required under this Agreement. Such certificates shall be issued by the insurer(s) or its authorized agent(s) and shall provide that Owner will be given thirty (30) days prior written notice of cancellation or material change in Manager’s coverage. All such insurance shall be placed with insurers authorized to do business in the state where the Property is located and that have a rating of A-VIII or better as reported by Best’s Property and Casualty Reports Key Rating Guide for the most current reporting period. All such policies shall contain waivers of subrogation as to Owner, its employees, insurers, shareholders and authorized agents. All such policies of Manager, except for workers’ compensation and fidelity coverage for Manager’s employees directly involved with the operation of the Property, shall be at Manager’s sole cost. Manager may maintain such coverage through the use of “blanket coverage.” In cases where Owner and Manager maintain insurance policies that duplicate coverage for the Property, then Owner’s policies shall provide in all respects primary coverage, without regard to any “other insurance” clauses. The addition of

Owner as an additional insured under any of Manager’s insurance policies shall not obligate Manager to provide Owner a defense or indemnity for claims not covered under any such policy.
          (d) Manager shall require that each contractor and subcontractor hired to perform work at the Property maintain insurance against risk of bodily injury, personal injury, and physical damage to personal property belonging to it in amounts sufficient to replace such personal property in the event of loss, at such contractor’s and subcontractor’s sole cost and expense, in the following minimum amounts:

INSURANCE	MINIMUM LIMITS
Workers’ Compensation	As required by law in the state where property is located and where any operations relating to the contract are located.

Employer’s Liability	$1,000,000

Comprehensive General Liability*	$1,000,000 per occurrence/$2,000,000 aggregate

Comprehensive Auto Liability*	$1,000,000 (any auto/owned/non-owned/hired)

*	These coverages shall be primary as to Owner and Manager and will respond to any allegation, claim, loss, damage, demand, or judgment, or other causes of action arising out of work done at the Property by the contractor or subcontractor on behalf of Owner and Manager. Owner and Manager shall be named as additional insureds on such policies. The policies shall be written on an “occurrence” and not “claims-made” form basis.
Owner or Manager may require additional coverage if the work to be performed is, in their judgment, sufficiently hazardous and may waive certain limits on a case-by-case basis for incidental or personal service contracts or jobs. Before any work can begin, each contractor or subcontractor will submit Certificates of Insurance and endorsements in form and substance satisfactory to Owner or Manager as evidence of the coverages required. Each certificate will provide for (i) cross-liability or severability of interests for the benefit of the Additional Insureds; (ii) waiver of subrogation as against Owner and Manager and their insurers; and (iii) if Contractor’s insurance is provided by means of a so called “blanket policy,” the aggregate must apply per project or per location. Each certificate will bear an endorsement requiring thirty (30) days’ prior written notice of cancellation, material alteration, or non-renewal. All such policies shall be issued by insurers with a Best’s rating of A-VIII or higher as reported in the most recent edition.
ARTICLE IX
COMPENSATION OF MANAGER
     9.1 Management Fee. For its services hereunder with respect to the Existing Use, Manager shall be paid a monthly management fee in an amount equal to, and in accordance with,

the schedule set forth in Exhibit “B” attached hereto and made a part hereof. In addition to the management fees to be paid to Manager in accordance with the terms of the immediately preceding sentence, if the total job costs exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) for any project related to (i) capital improvements to the Property as are contemplated by and included in the Approved Budget or otherwise as approved by Owner, or (ii) fixturization, remodeling and refurbishing of tenant premises as approved by Owner or in accordance with the Approved Budget, then Manager shall be paid a construction management fee equal to three and one-half percent (3.5%) of the total job costs for each such project, provided however such construction management fee shall not apply to any Future Redevelopment of the Property.
     9.2 Employee Compensation and Office Expense.
          (a) Employee salaries, bonuses, benefits and other expenses that are reimbursable under this Agreement shall be set forth in the Approved Budget. All such expenses shall be subject to adjustment from time to time during the term of this Agreement as reflected in each annual Approved Budget. Manager shall identify its employees whose salaries and bonuses may from time to time be charged pro rata to the Property for direct services rendered to the Property. In the event that employees of Manager other than those identified from time to time perform services for the Property, an appropriate portion of such employee’s compensation and benefits and the expenses related thereto shall be included within the coverage of this paragraph.
          (b) Manager shall make disbursements and deposits for all compensation and other amounts payable with respect to persons employed by Manager in the operation of the Property, or performing special services from time to time at the request of Owner. The amounts so payable shall include, but not be limited to, unemployment insurance, social security, worker’s compensation and other charges imposed by a governmental authority or provided for in a union agreement. Manager shall maintain complete payroll records. All payroll costs, including, but not limited to, those enumerated herein, are operating expenses to be reimbursed by Owner to Manager.
     9.3 Out-of-Pocket Expenses and Other Costs. Manager shall be entitled to reimbursement of all out of pocket costs and expenses, including, but not limited to, long distance telephone calls and, with prior approval of Owner, the cost of out-of-town travel incurred by Manager in performing its duties pursuant to this Agreement. In addition, as approved by Owner or in accordance with the Approved Budget, Manager shall be entitled to reimbursement of all costs and expenses incurred with respect to any accounting software, license, or training associated with use of any accounting package other than Manager’s standard system. In addition, as approved by Owner or in accordance with the Approved Budget, Manager shall be entitled to reimbursement for all reasonable fees or expenses incurred by Manager’s onsite employees in connection with the application for and maintenance of appropriate licenses, training, professional designations, and memberships.
     9.4 Method of Payment. Payment or reimbursement, as applicable, of the amounts described in Sections 9.1 through 9.3 above shall be as follows:

          (a) The management fee and any additional fees and compensation shall be calculated and paid monthly and such amounts shall be shown in Manager’s submission of its monthly accounting to Owner. Manager may pay such fees and compensation from Property operating funds then in its possession or control.
          (b) Employee expenses and out-of-pocket expenses pursuant to Sections 9.2 and 9.3 shall be reimbursed to Manager at the time incurred by Manager and Manager may reimburse such costs and expenses from time to time from Property operating funds under its possession or control. A detailed summary of such reimbursable costs and expenses shall be included on Manager’s monthly accounting to Owner.
          (c) In the event there shall not be Property operating funds available to pay or reimburse the fees and/or costs and expenses or other amounts due hereunder to Manager and all amounts due hereunder, Owner hereby assumes responsibility for the same and agrees to promptly pay such amounts to Manager.
ARTICLE X
GENERAL PROVISIONS
     10.1 Independent Contractor. It is expressly understood and agreed that Manager will act in all respects as an independent contractor in the performance of this Agreement. The parties hereby agree that nothing in the Agreement shall be intended or construed to create an employer-employee relationship, a fiduciary relationship, a partnership or a joint venture with respect to the Property or otherwise.
     10.2 Notices. All notices, demands, reports or other communications required or desired to be given hereunder shall be in writing and shall be personally served or sent by first class mail, postage prepaid to the parties at the following respective addresses for notice:

(i)	If to Owner:	5433 Westheimer, LP
8 Greenway Plaza, Suite 1000
Houston, TX 77046
Attention: John N. Anderson
Phone: 713-860-4957
Fax: 713-850-0498

	With a Copy to:	5433 Westheimer, LP
8 Greenway Plaza, Suite 1000
Houston, TX 77046
Attention: Todd McDonald
Phone: 713-860-4923
Fax: 713-850-0498

(ii)	If to Manager:	Songy Partners Limited
Tower Place 200, Suite 675
3348 Peachtree Road, NE
Atlanta, Georgia 30326

Attention: Todd W. Nocerini
Telephone: (404) 995-8191
Telecopy: (404) 995-8171
     Valid notices may also be sent via a reputable overnight delivery service or by telecopy (so long as the original of said telecopy is mailed the next day). For purposes of this Agreement notices will be deemed to have been “given” upon personal delivery thereof or forty-eight (48) hours after having been deposited in the United States mail postage prepaid and properly addressed or upon receipt with respect to notices sent via overnight delivery service or telecopy.
     10.3 Attorneys’ Fees. In connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, damages or other relief, its reasonable attorneys’ fees and costs incurred.
     10.4 Assignments. This Agreement and the rights and obligations hereunder shall not be assignable by either party hereto without the written consent of the other; provided, however, that the foregoing shall not extend to assignments required by: (a) any insurance carrier in any matter relating to subrogation, (b) Manager in order to assign this Agreement to any entity which it controls, is controlled by or with which it is under common control, or (c) Owner or Manager to secure or collateralize any financing by Owner or Manager or its affiliates, as applicable.
     10.5 Amendments. Except as otherwise provided herein, all amendments to this Agreement shall be in writing and executed by both parties.
     10.6 Entire Agreement. This Agreement and the Exhibits and any Riders attached hereto and made a part hereof, comprise the entire agreement of the parties with respect to the matters contained herein, and supersedes all prior agreements. The parties acknowledge that there are no representations, warranties, agreements, arrangements or understandings with respect to the subject matter hereof other than as expressly set forth in this Agreement.
     10.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     10.8 Cooperation and Assistance. Owner agrees to execute such documents and provide such further assurances as may be reasonably necessary for Manager to fulfill its duties and obligations under this Agreement. Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be requested by the party against whom such proceeding is brought.
     10.9 Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by such other party of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party under this Agreement. Failure on the part of either party to raise any claim(s) with respect to any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of the rights thereof under this Agreement.
     10.10 Severability. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.
     10.11 No Obligation to Third Party. Except as otherwise set forth in this Agreement, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, or obligate either of the parties hereto to, any person or entity other than each other.
     10.12 Captions. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience and reference. Should there be any conflict between any such captions in the section and the text in the section, the text and not such caption shall control and govern in the construction of this Agreement.
     10.13 Time of Essence. Time is of the essence with respect to all of the terms, provisions, rights and obligations contained in this Agreement.
     10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     10.15 Non-Discrimination. Owner and Manager each mutually agree that there shall be no illegal discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex, sexual orientation, or national origin in leasing, transferring, use, occupancy or enjoyment of the Property, nor shall Owner or Manager knowingly permit any such practice or practices of discrimination or segregation with respect to the selection, location, use or occupancy of tenants at the Property.
     10.16 Certain Interpretative Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed by Manager and Owner by their respective duly authorized officers as of the day and year first written above.

OWNER:

5433 WESTHEIMER, LP,
a Texas limited partnership

By: AmREIT 5433 Westheimer GP, LLC, its
General Partner

By: Name: Title:	/s/ H. Kerr Taylor H. Kerr Taylor President

MANAGER:

SONGY PARTNERS LIMITED,
a Florida limited partnership

By:		,
its general partner

By: Name: Title:	/s/ Todd Mocerini Todd Mocerini COO

EXHIBIT “A”
DESCRIPTION OF PROPERTY

A-1

EXHIBIT “A”
Being a tract or parcel containing 3.290 acres (143,323 square feet) of land situated in the Charles Sage Survey, Abstract Number 697, Harris County, Texas; being out of and a part of that certain tract conveyed to RLG Realty Holdings, Ltd. by deed recorded under Harris County Clerk’s File (H.C.C.F.) Number L484704; said 3.290 acre tract being more particularly described as follows (bearings are oriented to the bearing base reflected in said deed):
BEGINNING at a 5/8-inch iron rod with cap set marking the intersection of the southeasterly right-of-way (R.O.W.) line of Westheimer Road (120 feet wide) with the northerly R.O.W. line of West Alabama Avenue (width varies) and marking the westerly corner of the herein described tract;
THENCE, North 69°43'30" East, along said southeasterly R.O.W. line of Westheimer Road, a distance of 918.26 feet to a 5/8-inch iron rod with cap set in the present westerly R.O.W. line of Yorktown Road (60 feet wide), marking the northeasterly corner of the herein described tract;
THENCE, along said westerly R.O.W. line of Yorktown Road the following courses:
South 48°26'28"East, a distance of 13.21 feet to a 5/8-inch iron rod with cap set marking an angle point;
South 08°50'00" East, a distance of 45.54 feet to a 5/8-inch iron rod with cap set marking an angle point of the herein described tract;
South 00°00'30" West, a distance of 267.12 feet to a 1-inch iron pipe found in the northerly R.O.W. line of the aforesaid West Alabama Avenue and for the southeasterly corner of the herein described tract;
THENCE, North 89°49'30" West, along said northerly R.O.W. line of West Alabama Avenue, a distance of 878.20 feet (called 877.75 feet) to the POINT OF BEGINNING and containing 3.290 acres (143,323 square feet) of land. This description is based on the Land Title Survey and plat made by Terra Surveying Company, Inc., dated January 24, 1997, TSC Project Number 2247-9701-S.

EXHIBIT “B”
MANAGEMENT FEE
     During the term of this Agreement, Manager shall be paid a monthly management fee equal to the greater of (i) three percent (3%) of the gross receipts derived from the Property during the preceding calendar month; or (ii) Four Thousand and No/100 Dollars ($4,000.00).
     The term “gross receipts” for all purposes under this Agreement shall be defined as: (i) receipts from the leasing of rentable space in the Property; (ii) receipts from lease rental escalations, late charges and/or cancellation fees; (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or services provided at the Property (including, but not limited to, parking lot collections, if any); (v) other miscellaneous operating receipts; (vi) proceeds from rent or business interruption insurance; (vii) any percentage rents collected; and (viii) all common area maintenance charges.
     In addition, the term “gross receipts” for all purposes under this Agreement shall be defined to exclude: (i) tenants’ security deposits until the same are forfeited by the person making such deposits; (ii) property damage insurance proceeds; and (iii) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

B-1

EXHIBIT C
LEASING COMMISSIONS
     1. Lease; Co-Broker Not Involved. In new lease transactions in which no Co-Broker is involved, Owner agrees to pay to Leasing Agent a leasing commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-1” multiplied by all “Rent” (as defined below) payable by the tenant under the terms of such Lease during the initial stated term of the Lease. Such commission shall be one hundred percent (100%) due by Owner to Leasing Agent at the time of execution of such Lease and shall be payable fifty percent (50%) at the time of execution of said Lease and fifty percent (50%) at the earlier of the tenant’s commencement of rental payments or the time the tenant takes occupancy of the space demised under the Lease.
     2. Lease; Co-Broker Involved. In new lease transactions in which any Co-Broker is involved, Owner agrees to pay to Leasing Agent a leasing commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-1” multiplied by all “Rent” (as defined below) payable by the tenant under the terms of such Lease during the initial stated term of the Lease. Such commission be one hundred percent (100%) due by Owner to Leasing Agent at the time of execution of such Lease and shall be payable fifty percent (50%) at the time of execution of said Lease and fifty percent (50%) at the time the tenant takes occupancy of the space demised under the Lease. Leasing Agent shall be responsible for any commission to be paid to any Co-Broker to the extent Leasing Agent and Co-Broker have entered into a written commission Agreement with respect thereto.
     3. Lease Extensions or Renewals; Co-Broker Not Involved. With respect to any Lease Extension or Renewal in which no Co-Broker is involved, Owner agrees to pay to Leasing Agent a leasing commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-1” multiplied by all “Extension Base Rentals” (as defined below). Said lease commission shall be due and payable to Owner to Leasing Agent upon the execution of the documentation evidencing the Lease Extension.
     4. Lease Extensions or Renewals; Co-Broker Involved. With respect to any Lease Extension or Renewal in which a Co-Broker is involved, Owner agrees to pay to Leasing Agent a leasing commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-1” multiplied by all “Extension Base Rentals” (as defined below). Said lease commission shall be due and payable by Owner to Leasing Agent upon the execution of the documentation evidencing the Lease Extension. Leasing Agent shall be responsible for any commission to be paid to any Co-Broker to the extent Leasing Agent and Co-Broker have entered into a written commission Agreement with respect thereto.
     5. Lease Expansions; Co-Broker Not Involved. With respect to any Lease Expansion in which no Co-Broker is involved, Owner agrees to pay to Leasing Agent a lease commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-l” multiplied by all “Expansion Base Rentals” (as defined below). Said lease commission shall be due and payable by Owner to Leasing Agent upon the execution of the documentation evidencing the Lease Expansion.

     6. Lease Expansions; Co-Broker Involved. With respect to any Lease Expansion in which a Co-Broker is involved, Owner agrees to pay to Leasing Agent a lease commission equal to the percentage set forth on the commission schedule attached hereto as EXHIBIT “C-1” multiplied by all “Expansion Base Rentals” (as defined below). Said lease commission shall be due and payable by Owner to Leasing Agent upon the execution of the documentation evidencing the Lease Expansion. Leasing Agent shall be responsible for any commission to be paid to any Co-Broker to the extent Leasing Agent and Co-Broker have entered into a written commission Agreement with respect thereto.
     7. Month-to-Month Leases. Notwithstanding anything contained in this Agreement to the contrary, with respect to any Lease which is on a “month-to-month” basis (but excluding any “month-to-month” term due to a tenant holding over under an expired Lease, the commissions payable in connection with such Lease shall be in the applicable amounts set forth above in this Exhibit C and shall be payable in arrears (i) upon the expiration of each six (6) months that such Lease remains in existence for the Rent received during the immediately preceding six (6) month period; and (ii) upon the expiration or termination of any such Lease for the Rent received between the date of the last payment hereunder and such expiration or termination.
     8. Termination Clauses. Notwithstanding anything herein to the contrary, in the event the Lease contains a tenant termination or “kickout” clause, then no leasing commission shall be paid on that portion of the Lease affected by the tenant termination or “kickout” clause until the termination or “kickout” clause expires or is not exercised by Tenant; provided, however, in the event the termination or “kick-out” clause expressly provides that the Tenant is responsible for reimbursing Landlord for the unamortized portion of brokerage commissions paid by Landlord, then the foregoing provisions shall not be applicable.
     9. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below.
          (a) “Rent”, as used herein, shall mean and refer to the total of any base rent or fixed rent payable by a tenant under any Lease during the initial stated term of the Lease and excludes (i) any payments made by a tenant which are expressly provided for in such tenant’s lease as a repayment for costs incurred by Owner for capital improvements made to such tenant’s premises, (ii) any percentage rent; and (iii) any security deposits paid by tenants.
          (b) “Extension Base Rentals” shall be defined as the total base rent or fixed rent payable by a tenant during the initial stated term of the Lease Extension, “Extension Base Rentals” shall specifically exclude (i) any payments made by a tenant which are expressly provided for in such tenant’s lease as a repayment for costs incurred by Owner for capital improvements made to such tenant’s premises in excess of the tenant fix-up and finish work for such premises which would otherwise be provided to such tenant; (ii) any percentage rent; and (iii) any security deposits paid by tenants.
          (c) “Expansion Base Rentals” shall be defined as the total base rent or fixed rent payable by a tenant during the initial stated term of the Lease Expansion. “Expansion Base Rentals” shall specifically exclude (i) any payments made by a tenant which are expressly provided for in such tenant’s lease as a repayment for costs incurred by Owner for capital improvements made to such tenant’s premises in excess of the tenant fix-up and finish work for such premises which would otherwise be provided to such tenant; (ii) any percentage rent; and (iii) any security deposits paid by tenants.

EXHIBIT C-1
LEASING COMMISSIONS

		Fee:
Type of Lease	Co-Broker Involved	% to Agent
New Lease	Yes	6
New Lease	No	4
Lease Extension/Renewal	Yes	6
Lease Extension/Renewal	No	3
Expansion	Yes	6
Expansion	No	4

C-1-1